    As Filed With the Securities and Exchange Commission on February 26, 1999

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549

                                  ------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                              NEOTHERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                                93-0979187
(State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                  Identification No.)

                 157 Technology Drive, Irvine, California 92618
                                 (949) 788-6700
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                  ------------

          Alvin J. Glasky, Ph.D., President and Chief Executive Officer
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)

                                   Copies to:
                             C. Craig Carlson, Esq.
                              Robert E. Rich, Esq.
           Stradling Yocca Carlson & Rauth, a Professional Corporation
      660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

           Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box. [X]

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------
                                                   Proposed maximum    Proposed maximum      Amount of
      Title of securities          Amount to be     offering price    aggregate offering   registration
        to be registered           registered(1)       per share           price               fee
-------------------------------------------------------------------------------------------------------
   Common Stock issuable upon
     conversion of Series A         658,500(2)        $ 8.03(3)          $5,288,578         $1,470.23
        Preferred Stock
-------------------------------------------------------------------------------------------------------

   Common Stock issuable upon
      exercise of warrants           75,000           $12.98(4)          $  973,500         $  270.63
-------------------------------------------------------------------------------------------------------

             Total                  733,500                              $6,262,078         $1,740.86
-------------------------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) The number of shares registered hereby has been determined by agreement and includes (i) 612,558 shares of common stock, which represents 200% of the number of shares of common stock that would be issuable upon conversion of the Series A Preferred Stock at the initial conversion price of $13.06 per share, and (ii) 45,942 shares of common stock, which represents the number of additional shares of common stock that would be issuable upon conversion if no cash dividends are paid on the Series A Preferred Stock, all such shares are held for a period of three years prior to conversion, and assuming a conversion price of $13.06 per share.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported sale prices of the Registrant's common stock on February 25, 1999, as reported on the Nasdaq National Market.

(4) The exercise price of the Warrant, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                                           Subject to Completion
                                                              February ___, 1999

           The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             Up to 733,500 Shares of

                              NEOTHERAPEUTICS, INC.

                                  Common Stock

           Our common stock is traded on the Nasdaq National Market under the symbol "NEOT." On February __, 1999, the closing price of our common stock was $______.

           These shares of common stock are being sold by the holders of certain of our securities, which holders are listed under the heading "Selling Stockholders." The selling stockholders previously received the shares from us or will receive the shares from us by converting previously issued preferred stock or by exercising previously issued common stock purchase warrants. We will not receive any of the proceeds from the sales of the shares by the selling stockholders.

           Investing in our common stock involves many risks. See "Risk Factors" beginning on page 4.

                                 --------------

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                                 --------------

                The date of this prospectus is ________ __, 1999.

                                TABLE OF CONTENTS


                                                                        Page
                                                                        ----
 Where You Can Find More Information.....................................2
 About NeoTherapeutics, Inc..............................................3
 Risk Factors............................................................4
 Forward-Looking Statements..............................................9
 Issuance of Common Stock to Selling Stockholders.......................10
 Use of Proceeds........................................................10
 Selling Stockholders...................................................11
 Plan of Distribution...................................................13
 Legal Matters..........................................................14
 Experts................................................................14
 Limitation of Liability and Disclosure of Commission Position on
    Indemnification For Securities Act Liabilities......................14



                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

           The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

           Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

           The definitive Proxy Statement of the Company filed pursuant to
Section 14 of the Exchange Act in Connection with the 1998 Annual Meeting of Stockholders of the Company.

           Current Reports on Form 8-K filed January 28, 1999 and February 9, 1999; and

           The description of the Company's common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to
Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description.

           You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              NeoTherapeutics, Inc.
                            Attn: Investor Relations
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700



           You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information.

The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

           This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-___________). More information about the shares sold by the selling stockholders is contained in that registration statement and the exhibits filed along with the registration statement. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.


                              ABOUT NEOTHERAPEUTICS

          NeoTherapeutics, Inc. is a development stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological diseases and conditions, such as memory deficits associated with Alzheimer's disease and aging, stroke, spinal cord injuries, Parkinson's disease, migraine and obesity. Our initial product candidate, Neotrofin(TM) (AIT-082, leteprinim potassium) and other compounds under development are based on our patented technology. This technology uses small synthetic molecules to create non-toxic compounds, intended to be administered orally or by injection, that are capable of passing through the blood-brain barrier to rapidly act upon specific target cells in specific locations in the central nervous system, including the brain. Animal and laboratory tests have shown that our AIT-082 compound appears to selectively increase the production of certain neurotrophic factors, a type of large protein, in the areas of the brain implicated in memory. These neurotrophic factors regulate nerve cell growth and function. Neotrofin(TM) (AIT-082) has been developed to capitalize on the beneficial effects of these proteins, which have been widely acknowledged to be closely involved in the early formation and differentiation of the central nervous system.

           NeoTherapeutics, Inc. was incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. All references to "we," "our" or "NeoTherapeutics" refer to NeoTherapeutics, Inc. and its subsidiaries. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700.

                                  RISK FACTORS

         An investment in the common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose a part or all of your investment.

Historical Operating Losses; Expected Continued Losses

         We are considered to be a development stage company because we have not generated revenues from sales. Moreover, even if we eventually generate revenues from sales, we nevertheless expect to incur significant operating losses over the next several years. From our inception in 1987 through September 30, 1998, we have incurred cumulative losses of approximately $20.3 million, almost all of which consisted of research and development and general and administrative expenses. Our ability to become profitable will depend on (1) our development of our proposed products, (2) our obtaining regulatory approvals for such products and (3) our success in bringing these products to market. Many factors have a bearing on our likelihood of long-term success. These include the expenses, difficulties and delays frequently encountered in the development and commercialization of new pharmaceutical products, competitive factors in the marketplace and the burdensome regulatory environment in which we operate. It is possible that we may never achieve significant revenues or become profitable.

Early Stage of Product Development; Risk of Failure

         Our proposed products are in an early stage of development. They will require additional research and development, clinical testing and regulatory clearances. We do not currently sell any products and do not expect to have any products commercially available for at least several years. Our proposed products are subject to the risks of failure inherent in the development of pharmaceutical products based on innovative technologies. Some of these risks are that a proposed product (1) could be found to be ineffective or toxic, (2) may fail to receive necessary regulatory clearances, (3) will be uneconomical to manufacture or market, (4) may not be sold because of patent or other rights of third parties or (5) becomes unmarketable because a third party introduces a superior or equivalent product. As a result, we are unable to predict whether our research and development activities will result in any commercially viable products or applications. Our primary area of therapeutic focus, disorders of the central nervous system, is not thoroughly understood and we cannot be certain that our proposed products will prove to be safe or effective in treating such disorders or any other diseases.

Need For Additional Funding; Uncertain Access To Capital

         We will require substantial additional capital to further develop our proposed products and to commercialize any products that may be developed. Our capital requirements will depend on many factors, including (1) the progress of our research and development programs, (2) the progress of pre-clinical and clinical testing, (3) the time and cost involved in obtaining regulatory approvals, (4) the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, (5) competing technological and market developments and (6) our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.

         On March 27, 1998, we entered into a Private Equity Line of Credit Agreement with a private investor (the "Equity Line Agreement"). Under the Equity Line Agreement the Company may sell shares of our common stock to the investor at a price equal to 88% of the market price of the common stock at the time of such sales, subject to certain limitations contained in the Equity Line Agreement.

         We believe that our existing capital resources, including the proceeds from any future sales of our common stock under the Equity Line Agreement, will be sufficient to satisfy our current and projected funding requirements for the next 12 months. Thereafter, we may require substantial additional capital. Moreover, if we experience unanticipated cash requirements during the next 12 months, we could require additional capital sooner. We may seek such additional funding through public or private financing or collaborative or other arrangements with third parties.

We cannot be certain that additional funds will be available on acceptable terms, if at all. From time to time, we may receive additional funds from the exercise of our outstanding warrants and stock options, but we cannot be certain that these will be exercised or that the amounts we receive will be sufficient for our purposes. If we raise additional funds by issuing equity securities, our existing stockholders may experience substantial dilution. We may be able to obtain additional funds through sales of our common stock under our Equity Line Agreement, but we may not be able to do so under certain circumstances. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs. Alternatively, we may obtain funds by entering into arrangements with third parties. These arrangements may require us to relinquish rights to certain of our products or technologies that the we would not otherwise relinquish.

Dependence on Third Parties for Clinical Testing, Manufacturing and Marketing

         Except with respect to our AIT-082 compound, we do not intend to conduct later-stage human clinical trials ourselves or to manufacture any of our proposed products for commercial sale nor do we have the resources necessary to do so. We intend to seek larger pharmaceutical companies as partners to conduct such activities. In connection with our efforts to secure corporate partners, we will seek to retain certain co-marketing rights to certain of our proposed products, so that we may promote such products to selected medical specialists while our corporate partner promotes these products to the medical market generally. We cannot be certain that we will be able to enter into any such partnering arrangements on this or any other basis. In addition, we cannot be certain that we or our potential corporate partners can successfully introduce our proposed products or that such proposed products will achieve acceptance by patients, health care providers and insurance companies. Further, it is possible that we may not be able to manufacture and market our proposed products at prices that would permit us to make a profit.

Lack of Operating Experience

         To date, we have engaged exclusively in the development of pharmaceutical technology and products. Our management has substantial experience in pharmaceutical company operations, but NeoTherapeutics itself has no experience in manufacturing or procuring products in commercial quantities or in marketing pharmaceutical products and has only limited experience in negotiating, setting up and maintaining strategic relationships, conducting clinical trials and other later-stage phases of the regulatory approval process. We cannot be certain that we will be able to successfully engage in any of these activities with respect to any of our proposed products which we may attempt to commercialize. If we decide to establish a commercial-scale manufacturing facility for AIT-082, we will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such a facility. We cannot be certain that we will be able to successfully develop manufacturing or marketing capabilities either on our own or through third parties.

Need to Comply with Governmental Regulation and to Obtain Product Approvals

         Various regulatory agencies in the United States and abroad regulate the testing, manufacturing, labeling, distribution, marketing and advertising of our proposed products and our ongoing research and development activities. The U.S. Food and Drug Administration ("FDA") and comparable agencies in foreign countries impose many requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, sampling activities and other costly and time consuming compliance procedures. Our proprietary compounds will require substantial clinical trials and FDA review as new drugs. We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a proposed product for review, there can be no assurance that FDA or other regulatory approvals for any of our proposed products will be granted on a timely basis, if at all. If we are delayed or fail to obtain such approvals, our business and results of operations would be damaged. If we fail to comply with regulatory requirements we could be subject to regulatory or judicial enforcement actions. These actions could result in product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as potentially enhanced product liability exposure. If we sell our products outside the United States, we will be subject to regulatory requirements governing such sales. These requirements vary widely from country to country and could delay introduction of our proposed products in those countries.

Dependence on Key Personnel

         Our success will depend largely upon the contributions of our key management and scientific personnel. If we lose the services of any such personnel we could be delayed in or precluded from achieving our business objectives. Although we currently have key-man life insurance on Dr. Alvin Glasky in the face amount of $2 million, the loss of Dr. Glasky's services could substantially damage our business. We will need substantial additional expertise in such areas as finance and marketing, among others in order to achieve our business objective. Competition for qualified personnel among pharmaceutical companies is intense, and the loss of key personnel, or the inability to attract and retain the additional skilled personnel required for the expansion of our business, could damage our business.

Uncertainty Regarding Patents and Proprietary Rights

         We actively pursue a policy of seeking patent protection for our proprietary products and technologies. We hold three United States patents and currently have five United States patent applications pending. In addition, we have numerous foreign patents corresponding to our first patent and have corresponding patent applications with respect to our second United States patent and pending United States patent applications which have been filed in various foreign jurisdictions. We cannot be certain that our patents will protect us against our competitors. We could be required to file suit to protect our patents, and we cannot be certain that we will have the resources necessary to pursue such litigation or otherwise to protect our patent rights.

         We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. It is possible that others will independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or that such trade secrets will be disclosed. We have a policy requiring that our employees and consultants execute proprietary information agreements upon commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. However, these agreements may not successfully protect our trade secrets or other proprietary information.

         We cannot be certain that others will not assert claims against us based on patents held by others. Such claims, if brought, could seek damages as well as an injunction prohibiting clinical testing, manufacturing and marketing of the product at issue. Such claims may or may not be successful. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the product at issue. It is possible that any license required under any such patent would not be made available on acceptable terms, if at all. There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, a substantial portion of our financial and personnel resources could be consumed, regardless of the outcome of such litigation.

Competition

         Competition in the pharmaceuticals market is intense. Many companies, both public and private, including well-known pharmaceutical companies, are engaged in the development of products for certain of the applications we are pursuing. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition. In addition, numerous other companies are in the process of developing products for the treatment of diseases and disorders for which we are developing products. Such companies may develop pharmaceutical products that are more effective or less costly than any products which we may develop.

         Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. If we are able to establish and maintain a significant proprietary position with respect to our proposed products, competition will likely depend primarily on the effectiveness of the particular product and the number, gravity and severity of its unwanted side effects as compared to alternative products or treatments.

         We compete in an industry which is characterized by extensive research and development efforts and rapid technological progress. Although we believe that our proprietary position may give us a competitive advantage with respect to our proposed products, new developments are expected to continue and it is possible that discoveries by others will render our potential products noncompetitive. Our competitive position also depends on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources. We cannot be certain that we will be able to do so.

Dilutive Effect of Conversion of Series A Preferred Stock

         As of February __, 1999, there were outstanding a total of 400 shares of Series A Preferred Stock. These shares presently are convertible, at any time at the option of their holders, into an aggregate of 306,278 shares of our common stock. After April 27, 1999, the conversion price of the Series A Preferred Stock may decrease. After such date the conversion price of the Series A Preferred Stock will be equal to the lesser of $13.06 per share of common stock or 101% of the average of the ten lowest closing bid prices of the common stock occurring in the 30 trading days preceding the particular conversion. However, in no event can all 400 outstanding shares of Series A Preferred Stock convert into more than 1,450,000 shares of our common stock. In the event the conversion prices decreases, the number of shares of our common stock to be issued upon conversion will increase proportionately. The conversion of the Series A Preferred Stock into an increasing number of shares of common stock could cause the market price of our common stock to drop.

Shares Eligible for Future Sale

         As of ___________, 1999, security holders held options and warrants which, if exercised, would obligate us to issue [3,953,173] shares of common stock. Substantially all of such shares, when issued upon exercise, will be available for immediate resale in the public market. In addition, our Equity Line Agreement provides that we may issue up to an additional $10.75 million of our common stock during its term. The shares of common stock which the Company may sell under our Equity Line Agreement will be available for immediate resale in the public market. The market price of our common stock could drop because of such resales.

Dilutive and Other Effects of Future Equity Issuances

         If we issue equity securities, such issuances may have a dilutive impact on our other stockholders. Additionally, such issuances would cause our net income (loss) per share to decrease (increase) in future periods. As a result, the market price of our common stock could drop. In addition, if we issue common stock under our Equity Line Agreement, it will be issued at a discount to its then-prevailing market price. These discounted sales could cause the market price of our common stock to drop.

Risk of Product Liability

         Although we currently carry product liability insurance, it is possible that the amounts of such coverage will be insufficient to protect us from future claims. Further, we cannot be certain that we will be able to obtain or maintain additional insurance on acceptable terms for our clinical and commercial activities or that such additional insurance would be sufficient to cover any potential product liability claim or recall. Failure to maintain sufficient insurance coverage could have a material adverse effect on our business and results of operations.

Use of Hazardous Materials

         Our research and development efforts involve the use of hazardous materials. We are subject to federal, state and local laws and regulations governing the storage, use and disposal of such materials and certain waste products. We believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there was an accident, we could be held liable for any damages that result. Such liability could exceed our resources. We may incur substantially increased costs to comply with environmental regulations if we develop our own commercial manufacturing facility.

Volatility of Stock Price

         The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop. In addition, the market price of our common stock is highly volatile. Factors that may cause the market price of our common stock to drop include fluctuations in our results of operations, timing and announcements of our technological innovations or new products or those or our competitors, FDA and foreign regulatory actions, developments with respect to patents and proprietary rights, public concern as to the safety of products developed by us or others, changes in health care policy in the United States and in foreign countries, changes in stock market analyst recommendations regarding our common stock, the pharmaceutical industry generally and general market conditions. In addition, the market price of our common stock may drop if our results of operations fail to meet the expectations of stock market analysts and investors.

Control by Directors and Executive Officers

         Our directors and executive officers beneficially own in the aggregate approximately 26.8% of our outstanding common stock. These stockholders, if they acted together, would be able to exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may discourage or prevent someone from acquiring our business.

Effect of Certain Charter and Bylaws Provisions

          Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult for someone to acquire control of us. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock.

The Year 2000 Issue

         The Year 2000 issue (the "Year 2000 Issue") in computers arises from the common industry practice of using two digits to represent a date in computer software code and databases to enhance both processing time and save storage space. Therefore, when dates in the year 2000 and beyond are indicated and computer programs read the date "00", the computer may default to the year "1900" rather than the correct "2000". This could result in incorrect calculations, faulty data and computer shutdowns, which would cause disruptions of operations. In addition, the year 2000 is a leap year and systems need to recognize it as such.

         We have completed an inventory and risk assessment of our internal information technology system applications (including voice and data systems), our internal non-IT facilities systems (including embedded software in environmental controls, security systems, fire protection systems, elevators and public utility connections for gas, electric and telephone systems), and embedded and external software contained in laboratory and other equipment that we believe could be adversely affected by the Year 2000 Issue. We believe that our internal systems are, at the present time, substantially compliant based upon internal systems tests, currently available information and reasonable assurance by our equipment and software vendors. Any costs to remediate Year 2000 Issues with regard to these systems are not anticipated to be material.

         In June of 1998, we began sending questionnaires to and/or contacting our outside vendors regarding their state of readiness with respect to identifying and remediating their Year 2000 Issues. We have completed our risk assessment of our outside vendors and are currently reviewing their compliance. We can not be certain that our vendors will adequately address their Year 2000 Issues. Furthermore, we can not determine that third parties upon which our vendors depend will accomplish adequate remediation of their Year 2000 Issues. Except for our public utility service vendors, who have indicated that they expect to be in compliance by mid-1999, we believe that, with respect to the computer systems of our major outside vendors, should a Year 2000 Issue exist whereby a vendor was unable to address our needs, alternative vendors have been identified and are readily available that could furnish us with the same or similar supplies or services that we presently receive from these vendors without undue cost or expense.

         Based on currently available information, we believe that the impact of the Year 2000 Issue, as it relates to our internal operations, information systems and software applications will not be material. In the event we fail to successfully resolve our Year 2000 Issues with respect to our internal systems in a timely manner, we believe that, while such events would be disruptive to our operations in the short term, such circumstances would not have a material adverse effect on our business, financial condition and results of operations over the long term. However, failure of the major third parties, in particular the financial institutions with which we have significant banking and investment management relationships and our third party manufacturers, to be Year 2000 compliant could have a material adverse effect on our business, financial condition and results of operations or business prospects.

FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. Such risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

          On January 29, 1999 we entered into a Preferred Stock Purchase Agreement with Westover Investments L.P., a Delaware limited partnership, and Montrose Investments L.P., a Cayman Islands exempt limited partnership. Under that agreement, we issued and sold a total of 400 shares of our 5% Series A Preferred Stock with Conversion Features and warrants to purchase 75,000 shares of common stock for cash consideration of $4.0 million. Under the agreement, we also have the option to sell $2.0 million of 5% Series B Preferred Stock with Conversion Features to Westover Investments L.P. and Montrose Investments L.P. commencing 180 days after January 29, 1999, subject to certain conditions contained in the Preferred Stock Purchase Agreement and the Certificate of Designation governing the Series A Preferred Stock with Conversion Features.

          During the first 90 days after the closing, the Series A Preferred Stock is convertible into common stock at an initial price of $13.06 per share. Thereafter, the Series A Preferred Stock is convertible in 25% cumulative monthly increments at a price equal to the lesser of $13.06 or 101% of the average of the ten lowest closing bid prices of the common stock occurring in the 30 trading days preceding the particular conversion. Dividends at the rate of 5% per annum on the Series A Preferred Stock may be paid quarterly in cash or, at our option, accrued and paid in common stock at the time of conversion. In no event can all 400 shares of Series A Preferred Stock be converted into more than 1,450,000 shares of common stock. Additional features of the preferred stock include, among other things, a redemption feature at the Company's option if the common stock trades below a floor or above a ceiling price. The Series B Preferred Stock will contain terms and conditions for conversion substantially identical to the Series A Preferred Stock, except that the fixed conversion price of the Series B Preferred Stock will be set at 125% of the average market value of the common stock for the fifteen trading days preceding the date of the second closing.

          In connection with the purchase of the Series A Preferred Stock, the investors also received warrants to purchase a total of 75,000 shares of common stock at an exercise price of $12.98 per share exercisable for a period of 5 years.

         Pursuant to a Registration Rights Agreement which we entered into with Westover Investments L.P. and Montrose Investments L.P., we have filed a registration statement, of which this Prospectus forms a part, in order to permit the selling stockholders to resell to the public the shares of common stock that they acquire upon the conversion of the Series A Preferred Stock or upon any exercise of the warrants. The number of shares which we have registered has been determined by the Registration Rights Agreement and includes 200% of the number of shares of common stock initially issuable upon conversion of the Series A Preferred Stock at the initial conversion price of $13.06 per share, shares issuable upon exercise of warrants to purchase common stock plus sufficient shares to pay dividends in common stock on all outstanding Series A Preferred Stock for a period of three years.


                                 USE OF PROCEEDS

          The proceeds from the sale of the common stock will belong to the selling stockholders. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the our common stock by the selling stockholders as of February __, 1999. Upon the completion of the offering and assuming the sale by the selling stockholders of all of the shares of common stock available for resale under this Prospectus, the selling stockholders will not own more than 1% of our outstanding common stock.


                                 Number of Shares                             Number of Shares
                                  of Common Stock      Number of Shares        of Common Stock
                                Beneficially Owned      of Common Stock      Beneficially Owned
         Name                     Before Offering       Offered Hereby    Following the Offering(5)
         ----                   ------------------     ----------------   -------------------------
                                                                                    % of Class
                                                                                    ----------
Montrose Investments L.P.          247,831(1)(3)          476,775(4)          0          *

Westover Investments L.P.          133,447(2)(3)          256,725(4)          0          *

----------------
 *     Represents less than 1%

(1) The number of shares of Common Stock listed as beneficially owned by Montrose represents the number of shares of Common Stock issuable to Montrose (i) subject to the limitations set forth in footnote 3, upon conversion of 260 shares of Series A Preferred Stock at an assumed conversion price of $13.06 per share (which price, after the ninetieth day following the date of issuance of the Series A Preferred Stock (such date, the "Record Date"), will fluctuate from time to time based on changes in the market price of the Common Stock and provisions in the formula for determining the conversion price), and (ii) upon exercise of the warrant issued to Montrose in conjunction with the sale of the Series A Preferred Stock for the purchase of 48,750 shares of Common Stock (the "Montrose Warrant").

(2) The number of shares of Common Stock listed as beneficially owned by Westover represents the number of shares of Common Stock issuable to Westover (i) subject to the limitations set forth in footnote 3, upon conversion of 140 shares of Series A Preferred Stock at an assumed conversion price of $13.06 per share (which price, after the Record Date, will fluctuate from time to time based on changes in the market price of the Common Stock and provisions in the formula for determining the conversion price), and (ii) upon exercise of the warrant issued to Montrose in conjunction with the sale of the Series A Preferred Stock for the purchase of 26,250 shares of Common Stock (the "Westover Warrant").

(3) The certificate of designation governing the Series A Preferred Stock prohibits the holder thereof from converting shares of Series A Preferred Stock to the extent that such conversion would result in the holder thereof beneficially owning in excess of 4.999% of the outstanding shares of Common Stock following such conversion. Such restriction may be waived by the holder of the Series A Preferred Stock as to itself upon not less than 75 days' notice to the Company. Since the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is, after the Record Date, dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will then be issued in respect of such conversions, and consequently the number of shares of Common Stock that will then be beneficially owned by each of the selling stockholders, will fluctuate daily and cannot be determined at this time. However, in no event can all 400 shares of Series A Preferred Stock be converted into more than 1,450,000 shares of Common Stock.

(4) The number of shares of Common Stock indicated as being offered hereby has been determined by agreement between the Company and the selling stockholders and includes 200% of the number of shares of Common Stock initially issuable upon conversion of the Series A Preferred Stock at the initial conversion price of $13.06 per share, shares of Common Stock issuable upon exercise of the Montrose Warrant and the Westover Warrant, and sufficient shares of Common Stock to pay dividends in Common Stock on all outstanding shares of Series A Preferred Stock assuming no cash dividends are paid and all such shares are held for a period of three years prior to conversion. Since the number of shares of Common Stock issuable upon conversion of the

       Series A Preferred Stock (including any shares issuable upon conversion in respect to accrued dividends) is, after the Record Date, dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will then be issued in respect of such conversions and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. However, in no event can all 400 shares of Series A Preferred Stock be converted into more than 1,450,000 shares of Common Stock.

(5)    Assumes sale of all shares of common stock offered hereby.

                              PLAN OF DISTRIBUTION



         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o     privately negotiated transactions;

         o     short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o     a combination of any such methods of sale; and

         o     any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Upon the Company being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold,
(iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         The Company has advised the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of the shares offered hereby.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for the Company by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.


                                     EXPERTS

         The consolidated financial statements of the Company incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which states that the Company is in the development stage, as described in Note 1 to the consolidated financial statements.


                     LIMITATION ON LIABILITY AND DISCLOSURE
                    OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our by-laws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, by-laws and the Delaware General Corporation Law (the "DGCL"), the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

================================================================================








                         733,500 SHARES OF COMMON STOCK





                              NEOTHERAPEUTICS, INC.















                                   PROSPECTUS




                              ___________ ___, 1999





================================================================================

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:



               Registration Fee ..............        $  1,740.86
               Accounting Fees and Expenses...        $         *
               Legal Fees and Expenses .......        $         *
               Miscellaneous .................        $         *

                        Total ................        $

      * Estimated

Item 15.  Indemnification of Directors and Officers.

         The by-laws of the Registrant provide for indemnification of the Registrant's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, by-laws and the Delaware General Corporation Law (the "DGCL"), the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16.  Exhibits.


       Exhibits                 Description
       --------                 -----------
         4.1        Certificate of Designation of 5% Series A Preferred Stock
                    with Conversion Features.(1)

         4.2        Preferred Stock Purchase Agreement dated as of January 29,
                    1999, by and among Registrant, Westover Investments L.P. and
                    Montrose Investments L.P.(1)

         4.3 Registration Rights Agreement dated as of January 29, 1999, by and among Registrant, Westover Investments L.P. and Montrose Investments L.P.(1)

         4.4        Form of Warrant issued by Registrant to Westover Investments
                    L.P. and Montrose Investments L.P. dated as of January 29,
                    1999.(1)

         5.1*       Opinion of Stradling Yocca Carlson & Rauth, a Professional
                    Corporation.

         23.1*      Consent of Stradling Yocca Carlson & Rauth, a Professional
                    Corporation (Included in Exhibit 5).

         23.2*      Consent of Arthur Andersen, LLP.


         24.1 Power of Attorney (included on the signature page to the Registration Statement - see page II-3).

(1) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K dated January 29, 1999.

 *   To be filed by amendment.

Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (iii) Include any additional or changed information
                  on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 26th day of February, 1999.


                                       NEOTHERAPEUTICS, INC.


                                       By: /s/ Alvin J. Glasky, Ph.D.
                                           -------------------------------------
                                           Alvin J. Glasky, Ph.D.
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of NeoTherapeutics, Inc., do hereby constitute and appoint Alvin J. Glasky, Ph.D. and Samuel Gulko or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                               Title                          Date
              ---------                               -----                          ----

/s/ Alvin J. Glasky, Ph.D.               Chief Executive Officer, President    February 26, 1999
------------------------------------     and Director (principal executive
Alvin J. Glasky, Ph.D.                   officer)



/s/ Samuel Gulko                         Chief Financial Officer, Secretary,   February 26, 1999
------------------------------------     Treasurer and Director (principal
Samuel Gulko                             financial and accounting officer)



/s/ Mark J. Glasky                       Director                              February 26, 1999
------------------------------------
Mark J. Glasky



/s/ Frank M. Meeks                       Director                              February 26, 1999
------------------------------------
Frank M. Meeks



/s/ Paul H. Silverman, Ph.D., D.Sc.      Director                              February 26, 1999
------------------------------------
Paul H. Silverman, Ph.D., D.Sc.



/s/ Carol O'Cleireacain, Ph.D.           Director                              February 26, 1999
------------------------------------
Carol O'Cleireacain, Ph.D.




/s/ Eric L. Nelson, Ph.D.                Director                              February 26, 1999
------------------------------------
Eric L. Nelson, Ph.D.



/s/ Stephen Runnels                      Director                              February 26, 1999
------------------------------------
Stephen Runnels



/s/ Joseph Rubinfeld, Ph.D.              Director                              February 26, 1999
------------------------------------
Joseph Rubinfeld, Ph.D.

                                  EXHIBIT INDEX


         Exhibits                    Description
         --------                    -----------
         4.1        Certificate of Designation of 5% Series A Preferred Stock
                    with Conversion Features.(1)

         4.2        Preferred Stock Purchase Agreement dated as of January 29,
                    1999, by and among Registrant, Westover Investments L.P. and
                    Montrose Investments L.P.(1)

         4.3 Registration Rights Agreement dated as of January 29, 1999, by and among Registrant, Westover Investments L.P. and Montrose Investments L.P.(1)

         4.4        Form of Warrant issued by Registrant to Westover Investments
                    L.P. and Montrose Investments L.P. dated as of January 29,
                    1999.(1)

         5.1*       Opinion of Stradling Yocca Carlson & Rauth, a Professional
                    Corporation.

         23.1*      Consent of Stradling Yocca Carlson & Rauth, a Professional
                    Corporation (Included in Exhibit 5)

         23.2*      Consent of Arthur Andersen, LLP.

         24.1 Power of Attorney (included on the signature page to the Registration Statement - see page II-3).

(1) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K dated January 29, 1999.

 *   To be filed by amendment.